SOVEREIGN BANCORP, INC. AND SUBSIDIARIES
                       PART IV, ITEM 14(a) - EXHIBIT 11.1

                       Computation of Earnings Per Share
                     (In thousands, except per share data)


Basic Earnings Per Share:                                        1998         1997         1996         1995         1994
-------------------------                                      --------     --------     --------     --------     --------
Net income attributable to common stock (1)                    $134,959     $ 96,294     $ 84,128     $ 94,181     $ 85,339
                                                               --------     --------     --------     --------     --------
Average basic shares outstanding at end of period (3)           152,910      136,997      134,081      137,572      130,693
                                                               ========     ========     ========     ========     ========
Basic earnings per share (2)(3)                                $    .88     $    .70     $    .63     $    .68     $    .65
                                                               ========     ========     ========     ========     ========


Diluted Earnings Per Share:                                      1998         1997         1996         1995         1994
---------------------------                                    --------     --------     --------     --------     --------
Net income (1)                                                 $136,455     $102,538     $ 90,378     $ 98,869     $ 85,339
                                                               --------     --------     --------     --------     --------
Average diluted shares outstanding at end of period (3)         158,172      151,356      148,449      146,695      130,693

Dilutive effect of average stock options,
  net of shares assumed to be repurchased
  under the treasury stock method (3)                             3,039        1,550        3,874        3,502        3,883
                                                               --------     --------     --------     --------     --------
Total average diluted shares outstanding at end of period (3)   161,211      155,906      152,323      150,197      134,576
                                                               ========     ========     ========     ========     ========
Diluted earnings per share (2)(3)                              $    .85     $    .66     $    .59     $    .66     $    .83
                                                               ========     ========     ========     ========     ========

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(1)  The 1998 results include the impact of merger-related charges of $33.8 million (after-tax) resulting from Sovereign's acquisitions during 1998. The 1997 results include the impact of merger-related charges of $36.7 million (after-tax) resulting from Sovereign's acquisitions during 1997. The 1996 results include a non-recurring SAIF assessment of $24.9 million (after-tax) charged by the FDIC for the recapitalization of the SAIF.

(2) Excluding the merger-related charges described in Note 1 above, basic earnings per share and diluted earnings per share for 1998 were $1.10 and $1.06, respectively, and for 1997 were $.97 and $.89, respectively. Excluding the non-recurring SAIF assessment described in Note 1 above, basic earnings per share and diluted earnings per share for 1996 were $.81 and $.76, respectively.

(3) All per share data have been adjusted to reflect all stock dividends and stock splits.